Exhibit 23.1

CONSENT OF UHY LLP

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Registration No. 333-________), of RAM Energy Resources, Inc. of our report dated April 2, 2007 (except for effect of the restatement discussed in Note 5, as to which date is August 8, 2007), relating to the consolidated financial statements of RAM Energy Resources, Inc., for the years ended December 31, 2006, 2005 and 2004, which appears in the RAM Energy Resources, Inc. Form 10-K/A filed on August 10, 2007.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ UHY LLP

Houston, Texas

February 19, 2008